State of Delaware
Secretary of State
Division of Corporations
Delivered 09:51 AM 07/01/2022
FILED 09:51 AM 07/01/2022
SR 20222887121 - File Number 6222125

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

CIPHERLOC CORPORATION

(Pursuant to Section 151 of the
Delaware General Corporation Law)

Cipherloc Corporation , a Delaware corporation (the "***Corporation***"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "***Board***") by the provisions of the Certificate of Incorporation of the Corporation (the "***Certificate of Incorporation***"), attached hereto as Exhibit A, there is hereby created, out of the 10,000,000 shares of Preferred Stock, par value $0.001 per share, of the Corporation authorized in Article IV of the Certificate of Incorporation (the "***Preferred Stock***"), a series of the Preferred Stock consisting of 100 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

ARTICLE I

SERIES A PREFERRED STOCK

1. Designation of Amount.

The shares of Preferred Stock created hereby shall be designated the "Series A Preferred Stock" (the "***Series A Preferred Stock***") and the authorized number of shares constituting such series shall be 100. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to them in the Certificate of Incorporation.

2. Rank; Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Rank. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), each share of the Series A Preferred Stock shall rank on a parity to the Common Stock. Each of the following events shall be considered a "***Deemed Liquidation Event***":

(a) a merger or consolidation in which:

(i) the Corporation is a constituent party or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

other than any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

3. Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast that number of votes with respect to each such share of Series A Preferred Stock equal to the number of votes on an as-converted to Common Stock basis on such date, in addition to those voting rights provided herein and as required by law.

4. Conversion. The holders of shares of the Series A Preferred Stock shall have conversion rights and obligations as follows (the "***Conversion Rights***"):

4.1 Processes Relating to Conversion.

4.1.1 Conversion Ratio. Each share of the Series A Preferred Stock shall be convertible, as hereinafter provided, without the payment of additional consideration by the holder thereof, at a ratio of one (1) share of Common Stock for each share of Series A Preferred Stock (such ratio, as adjusted from time to time, the "***Conversion Ratio***"). The Conversion Ratio shall be subject to adjustment as hereinafter provided.

4.1.2 Mandatory Conversion. Upon the earliest to occur (the time of such event, the "***Mandatory Conversion Time***") of (a) the issuance of the Earn-Out Shares (as such term is defined in that certain Equity Securities Purchase Agreement dated as of May 16, 2022 by and among the Corporation, SideChannel, Inc. and the other parties thereto (the "***Purchase Agreement***")) pursuant to the terms of the Purchase Agreement, (b) the cancellation of the Earn-Out Shares pursuant to the terms of the Purchase Agreement or (c) the occurrence of an event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, (i) all outstanding shares of the Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then-applicable Conversion Ratio as the same may be adjusted from time to time in accordance with Section 4 and (ii) such shares may not be reissued by the Corporation.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round down to the nearest whole number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Process. No later than five (5) Business Days following the Mandatory Conversion Time, all holders of record of shares of the Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for delivery of the certificates of such Series A Preferred Stock for mandatory conversion of all such shares of the Series A Preferred Stock pursuant to Section 4.1.2. Unless otherwise provided in the Certificate of Incorporation, such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of the Series A Preferred Stock shall surrender such holder's certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 4. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder's attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Section 4.1.2, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder

or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4.3.1. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for the Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to such holder's nominee(s), a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of the Series A Preferred Stock, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock accordingly.

4.3.2 Reservation of Shares. The Corporation shall at all times while any share of the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred Stock, the Corporation shall promptly cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

4.4 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date on which the first share of the Series A Preferred Stock is issued by the Corporation (such date referred to herein as the "***Original Issue Date***") effect a subdivision of the outstanding Common Stock, the Conversion Ratio for the Series A Preferred Stock in effect immediately before that subdivision shall be proportionately adjusted so that the number of shares of Common Stock issuable on conversion of each share of the Series A Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Ratio for the Series A Preferred Stock in effect immediately before the combination shall be proportionately adjusted so that the number of shares of Common Stock issuable on conversion of the Series A Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4.4 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.5. Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Ratio for the Series A Preferred Stock in effect immediately before such event shall be proportionately adjusted as of the time of such issuance so that the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be increased in a ratable amount to reflect the increase in the number of shares of Common Stock arising as a result of such dividend of other distribution. Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Ratio shall be adjusted pursuant to this Section 4.5 as of the time of actual payment of such dividend or distribution; and (b) no such adjustment shall be made if the holders of the Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of the Series A Preferred Stock had been converted into Common Stock on the date of such event.

4.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend or distribution covered by Section 4.4 or Section 4.5), then in any such event each holder of the Series A Preferred Stock shall have the right thereafter to convert such stock, when provided for hereunder, into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number

of shares of Common Stock into which such shares of the Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

4.7 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of the Series A Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of the Series A Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Ratio of the Series A Preferred Stock then in effect and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Series A Preferred Stock.

5. Dividends. The holders of Series A Preferred Stock shall not be entitled to any cash dividends declared or paid on the Common Stock or otherwise.

6. Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold, transferred or held as treasury stock. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

7. Waiver. Any of the rights, powers, privileges and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock.

8. Director Right.

8.1 Subject to the provisions of Section 8.2 hereof, the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect four (4) directors of the Corporation (the "***Preferred Directors***") and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect all the remaining directors of the Corporation; provided, however, for administrative convenience, the initial Preferred Directors may also be appointed by the Board of Directors in connection with the approval of the initial issuance of Series A Preferred Stock without a separate action by the holders of Preferred Stock. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 8.1, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 8.1, a vacancy in any directorship filled by the holders of any class or classes or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or classes or series or by any remaining director or directors elected by the holders of such class or classes or series pursuant to this Section 8.1.

8.2 In the event that the number of directors of the Corporation is increased prior to the Mandatory Conversion Time, the number of the Preferred Directors which the Series A Preferred Stock shall be entitled to elect, exclusively and as a separate class, shall be increased to the extent required to provide that the total number of the Preferred Directors constitutes a majority of the total number of the directors of the Corporation.

9. Notices. Except as otherwise provided herein, any notice required or permitted by the provisions hereof to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation on this 1st day of July, 2022.

CIPHERLOC CORPORATION

By: /s/ Ryan Polk

Name: Ryan Polk

Title: Chief Financial Officer

Exhibit A

Certificate of Incorporation

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:14 PM 09/08/2021
FILED 04:14 PM 09/08/2021
SR 20213192636 - File Number 6222125

CERTIFICATE OF INCORPORATION OF CIPHERLOC CORPORATION

ARTICLE I

The name of the corporation is Cipherloc Corporation (the "Company").

ARTICLE II

The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of stock of all classes which the Company is authorized to issue is 691,000,000 shares, consisting of 681,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock"), and 10,000,000 shares of Preferred Stock, par value $0.001 per share.

The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the shares of any such series (but not below the number of shares of such series then outstanding).

ARTICLE V

The name and mailing address of the incorporator is:

James P. Hughes, Jr., Esq.
1000 North King Street
Wilmington, Delaware 19801

ARTICLE VI

The stockholders of the Company shall have the power to adopt, amend or repeal the Bylaws. The Board of Directors of the Company shall also have the power to adopt, amend or repeal Bylaws of the Company, except insofar as Bylaws adopted by the stockholders shall otherwise provide.

ARTICLE VII

Election of Directors need not be by written ballot unless a stockholder demands election by written ballot at a stockholder meeting and before voting begins, or unless the Bylaws of the Company shall so provide.

ARTICLE VIII

A Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transactions from which the Director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a Director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Company existing at the time of such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Any action required or permitted to be taken by the stockholders of the Company may be taken at a duly called annual or special meeting of such holders or by consent in writing by such holders. Except as otherwise required by law, special meetings of stockholders of the Company for any purpose or purposes may be called only (i) by the Chairman of the Board of Directors pursuant to a resolution stating the purpose or purposes thereof or (ii) by the Board of Directors upon written request by one or more stockholders owning, in the aggregate, at least 25% of the Company's outstanding shares entitled to vote on the matter or matters to be brought before the proposed special meeting, determined in accordance with the provisions of the Company's Bylaws, and who otherwise comply with such other requirements and procedures set forth in the Company's Bylaws, as now or hereinafter in effect.

ARTICLE X

Each stockholder of the Corporation and each Person holding any beneficial interest in the Corporation (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Certificate of Incorporation (including any claims, suits or actions to interpret, apply or enforce (A) the provisions of this Certificate of Incorporation or the Bylaws, (B) the duties, obligations or

liabilities of the Corporation to the stockholders of the Corporation, or of stockholders of the Corporation to the Corporation, or among stockholders of the Corporation, (C) the rights or powers of, or restrictions on, the Corporation or any stockholder of the Corporation, (D) any provision of the DGCL, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the DGCL relating to the Corporation (regardless of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided , that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

[*signature page follows*]

THE UNDERSIGNED, being the sole incorporator, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware and the acts amendatory thereof and supplemental thereto, does make and file this Certificate of Incorporation, hereby declaring and certifying that the facts stated herein are true, and accordingly hereunto has set my hand and seal this 8th day of September, 2021.

James P. Hughes, Jr.

James P. Hughes, Jr., Incorporator

28571210.1